Exhibit 99.1

Contact: Roger Murphree,

205-951-4009

roger@newsouthfederal.com

May 27, 2003

NEW SOUTH BANCSHARES REPORTS RECORD EARNINGS

Birmingham, Ala.—It has been another record-breaking year for New South Bancshares, Inc. With the tremendous interest in refinancing and a boom in mortgages, reported net income for 2002 is $13.2 million, an eight percent increase over last year’s $12.2. Increased loan origination activity fueled this increase in net income. In the fourth quarter, net income was $4.1 million in 2002 compared to $3.4 million for the same period in 2001.

“We are excited about our performance in 2002 and are optimistic about 2003,” said Rob Couch, President of New South Federal Savings Bank. “Record loan production, increases in our deposit base, the introduction of new loan products, and the successful implementation of new loan origination systems all contributed to our growth.”

For the fourth consecutive year, New South continued to be recognized as the top mortgage lender in Jefferson and Shelby counties of Alabama according to The Mortgage Report. New South accounted for almost eight percent of total mortgage dollars loaned in the area, generating more than 1,931 mortgages totaling more than $232 million in the two county area.

Total assets were $1.32 billion at December 31, 2002 compared to $1.31 billion at year-end 2001. Total shareholders equity, excluding other comprehensive income, increased to $67.9 million as of December 31, 2002. The capital ratios of the company and its subsidiary, New South Federal Savings Bank, continue to exceed “well capitalized” levels.

New South Bancshares, Inc. is a unitary thrift holding company headquartered in Birmingham, Alabama. It has Trust Preferred Securities traded on the American Stock Exchange (NBS.Pr.A). Its principal subsidiary, New South Federal Savings Bank, is the largest thrift in Alabama and operates loan offices throughout the southern half of the United States. The company’s operations involve various types of lending and deposit products including residential mortgage lending, automobile installment lending, residential construction and land development lending, certificates of deposits and IRAs. ###